Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact: Joanna Bunten Sr. Director Corporate Marketing (479) 361-7800

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. EXPANDS FINAL MILE DELIVERY SERVICES

WITH THE ACQUISITION OF CORY 1ST CHOICE HOME DELIVERY

LOWELL, Ark., January 9, 2019 – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT), one of the largest supply chain solutions providers in North America, today announced its subsidiary, J.B. Hunt Transport, Inc., has entered into a definitive agreement to purchase Cory 1st Choice Home Delivery for $100 million, to be funded using J.B. Hunt’s existing revolving credit facility.

“This is a strategic investment that will further advance our final mile delivery capabilities of ‘big and bulky’ products to consumers and expand our expertise in furniture delivery,” said John Roberts, president and CEO of J.B. Hunt.

Based in New Jersey and founded in 1934, Cory provides home delivery services of big and bulky products in the continental United States and U.S. territories using 14 warehouses and other customer-owned facilities. Cory utilizes more than 1,000 independent contractors, carriers and delivery drivers to complete over 2 million annual deliveries.

“Cory’s exceptional reputation for quality customer service complements our mission to be the best final mile provider in North America,” said Nick Hobbs, executive vice president and president of Dedicated Contract Services at J.B. Hunt. “We are excited to welcome the employees, independent contractors, contract carriers, and customers of Cory to J.B. Hunt.”

Final Mile, a division of the company’s Dedicated Contract Services business unit, operates one of the largest nationwide, commingled cross-dock operations and has the ability to serve 100% of the contiguous United States. In 2017, J.B. Hunt acquired Special Logistics Dedicated, expanding its pool distribution and fulfillment delivery capabilities. With the Cory acquisition, Final Mile will grow to include 100 locations and over 3.1 million square feet of warehouse and facilities space.

Goldman Sachs & Co. LLC acted as financial advisor and Mitchell Williams served as legal advisor to J.B. Hunt.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500, S&P 500, and NASDAQ-100 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.